                                                                  Exhibit (11)

                                 STEPAN COMPANY
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
           For the Three and Six Months Ended June 30, 1994 and 1993
                                   Unaudited


(In Thousands, except per share amounts)  Three Months Ended  Six Months Ended
                                               June 30            June 30
                                          ------------------  ----------------
                                            1994      1993     1994     1993
                                          --------  --------  -------  -------
Computation of Per Share Earnings
- - ---------------------------------

Net income                                  $4,078    $3,368   $6,100   $8,055
Deduct dividends on preferred stock            268       275      539      550
                                            ------    ------   ------   ------
Income applicable to common stock           $3,810    $3,093   $5,561   $7,505
                                            ======    ======   ======   ======

Weighted average number of shares            4,957     4,948    4,953    4,944
 outstanding

Per share earnings *                        $0.769    $0.625   $1.123   $1.518
                                            ======    ======   ======   ======

Computation of Per Share Primary Earnings
- - -----------------------------------------

Income applicable to common stock           $3,810    $3,093   $5,561   $7,505
                                            ======    ======   ======   ======

Weighted average number of shares            4,957     4,948    4,953    4,944
 outstanding
Add net shares issuable from assumed            71       108       75      109
 exercise of options (under treasury        ------    ------   ------   ------
 stock method)

Shares applicable to primary earnings        5,028     5,056    5,028    5,053
                                            ======    ======   ======   ======

Per share primary earnings *                $0.758    $0.612   $1.106   $1.485
                                            ======    ======   ======   ======

Dilutive effect                                1.4%      2.1%     1.5%     2.2%


Computation of Per Share Fully Diluted Earnings
- - -----------------------------------------------

Net income    (See Note A)                  $4,078    $3,368   $5,561   $8,055
                                            ======    ======   ======   ======

Weighted average number of shares            4,957     4,948    4,953    4,944
 outstanding
Add net shares issuable from assumed            71       108       75      109
 exercise of options (under treasury stock
 method)
Add weighted average shares issuable           447       457      -        457
 from assumed conversion of                 ------    ------   ------   ------
 convertible preferred stock   (See Note A)

Shares applicable to fully diluted           5,475     5,513    5,028    5,510
 earnings                                   ======    ======   ======   ======

Per share fully diluted earnings *          $0.745    $0.611   $1.106   $1.462
                                            ======    ======   ======   ======

Dilutive effect                                3.2%      2.2%     1.5%     3.7%
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(A)  For the six months ended June 30, 1994, the assumed conversion of convertible preferred stock would have been antidilutive.  Accordingly, the dividends and shares issuable from assumed conversion have been excluded pursuant to APB No. 15.

- - ---------
* Rounded
This calculation is submitted in accordance with Regulation S-K, item 601(b)
(11).